Exhibit 21

             FIRST FINANCIAL CORPORATION AND SUBSIDIARIES

                    SUBSIDIARIES OF THE REGISTRANT




 Name Under Which Subsidiary           State of Incorporation     Percentage
    Does Business                        or Organization         of Ownership


First Financial Insurance Agency, Inc.        Arkansas              100.0%
First Financial Credit Corporation            Delaware              100.0%
PreOwned Homes, Inc.                          Delaware              100.0%
Mobile Home Conveyors and Liquidators, Inc.   Delaware              100.0%
First Advisory Services, Inc.                 Delaware              100.0%
Shelter Resources, Inc.                       Delaware              100.0%
Apex Lloyds Insurance Company                 Texas                 100.0%
Texas Apex, Inc.                              Texas                 100.0%
Key Group, Ltd.                               Texas                  52.9%
First Apex, Re                                Vermont                52.0%



The following are 100% owned Subsidiaries of Key Group, Ltd.:

First Preference Holdings, Inc.               Texas
First Preference Mortgage Corp.               Texas
First Preference Financial Corp.              Texas
First Financial Information Services, Inc.    Delaware

Security Washington Avenue Corp.              Delaware



The following is a 48% owned Subsidiary of Apex Lloyds Insurance Company:

First Apex, Re                                Vermont